Exhibit 99.1

Kadmon Announces Updated Findings from Ongoing Phase 2 Clinical Trial of KD025 in cGVHD at ASH Annual Meeting

NEW YORK, December 3, 2018 – Kadmon Holdings, Inc. (NYSE: KDMN) today announced updated data from its ongoing Phase 2 clinical trial of KD025, its selective oral inhibitor of Rho-associated coiled-coil kinase 2 (ROCK2), in patients with previously treated chronic graft-versus-host disease (cGVHD). The updated results reaffirm data previously presented for KD025 in cGVHD, demonstrating favorable tolerability and robust and durable clinical activity, including in patients with multi-organ involvement. The data were presented today in an oral presentation at the 60th American Society of Hematology (ASH) Annual Meeting in San Diego, CA.

The updated data from the KD025-208 clinical trial showed Overall Response Rates (ORRs) of 65%, 63% and 52% in Cohort 1 (200 mg QD; n=17), Cohort 2 (200 mg BID; n=16) and Cohort 3 (400 mg QD; n=21), respectively, as of the data cutoff date of September 13, 2018. Responses were achieved with KD025 across key patient subgroups, with an ORR of 58% in patients with two or more prior lines of systemic therapy and 62% in patients with four or more organs involved. Responses were durable, with a median duration of response of 28 weeks. In addition, 72% of responders experienced a clinically meaningful improvement in symptoms, as measured by at least a 7-point decrease in Lee cGVHD Symptom Scale score. KD025 was also shown to be steroid sparing: 69% of all patients were able to reduce steroid dose and seven patients have completely discontinued steroids. KD025 was well tolerated across all cohorts, with no drug-related SAEs and no apparent increased risk of infection. New pharmacodynamics data showed a decrease in pro-inflammatory Th17 cells and an increase in regulatory T (Treg) cells during KD025 treatment, consistent with KD025 mechanism of action.

The U.S. Food and Drug Administration (FDA) has granted Breakthrough Therapy Designation and Orphan Drug Designation to KD025 for the treatment of cGVHD. Kadmon recently dosed the first patient in ROCKstar (KD025-213), a pivotal, open-label clinical trial of KD025 in adults with cGVHD who have received two or more prior lines of systemic therapy. The trial is studying two doses of KD025 (200 mg QD and 200 mg BID); either dose may be considered by the FDA for the registrational dose. The study objective is to demonstrate clinically meaningful responses, in a patient population with significant unmet medical need, with an ORR of at least 30%.

“KD025 continues to demonstrate encouraging and consistent results in this Phase 2 study, which included patients who meet eligibility criteria for our ongoing pivotal trial,” said Harlan W. Waksal, M.D., President and CEO at Kadmon. “The response rates achieved with KD025 surpass the FDA’s ORR guidance for the pivotal study, supporting the rationale to develop KD025 as an important addition to the cGVHD treatment landscape.”

“KD025 continues to be well tolerated and show durable, clinically meaningful responses in cGVHD patients, including those with multiple organs involved and fibrotic manifestations of the disease,” said Madan Jagasia, MD, MS, MMHC, Professor of Medicine, Vanderbilt University Medical Center; Co-Leader, Translational Research and Interventional Oncology; Chief Medical Officer, Vanderbilt-Ingram Cancer Center and study investigator. “In addition, new pharmacodynamics data further support the unique mechanism of action of KD025 and its ability to restore immune homeostasis in cGVHD patients.”

About cGVHD

cGVHD is a common and often fatal complication following hematopoietic stem cell transplantation. In cGVHD, transplanted immune cells (graft) attack the patient’s cells (host), leading to inflammation and fibrosis in multiple tissues, including skin, mouth, eye, joints, liver, lung, esophagus and GI tract.

About Kadmon Holdings, Inc.

Kadmon Holdings, Inc. is a fully integrated biopharmaceutical company developing innovative product candidates for significant unmet medical needs. Our product pipeline is focused on inflammatory and fibrotic diseases.

Forward Looking Statements

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Contact Information

Ellen Cavaleri, Investor Relations

646.490.2989

ellen.cavaleri@kadmon.com